Exhibit 99.2

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Completes Enrollment in U.S. Phase 3 Clinical

Trial of Flurizan for Alzheimer’s Disease

Salt Lake City, August 22, 2006, Myriad Genetics, Inc. (Nasdaq: MYGN) announced today that it has completed enrollment in its U.S. Phase 3 clinical trial of Flurizan™ for patients with Alzheimer’s disease.

The U.S. Phase 3 trial is the largest placebo-controlled study ever undertaken of an investigational medicine in patients with Alzheimer’s disease, with a total of approximately 1,600 patients enrolled. Patients enrolled in the study take 800 mg twice daily of either Flurizan or placebo and attend periodic physician visits for analysis of their performance on memory, cognition and behavioral tests. The three clinical endpoints of the study are identical to those of the completed Phase 2 trial, in which patients experienced cognitive and behavioral benefit ranging from 34% to 48%. Two of the three endpoints were statistically significant in the Phase 2 study. The U.S. Phase 3 trial is designed with an 18-month study period, however, an interim review of the data after 12 months has the potential to halt the trial early if exceptional results are achieved. As was the case with the Phase 2 study, all patients in the U.S. Phase 3 study are permitted to take current standard of care medicines in addition to Flurizan or placebo. Therefore, benefits seen in the trials are over and above any benefit provided by the current standard of care drugs.

Encouraging data from the Phase 2 study, and a total of over 600 patient-years of data with Flurizan, led Myriad to continue accelerated development of Flurizan and to recently initiate a European Phase 3 trial that will study approximately 800 patients with mild Alzheimer’s disease. The Flurizan Phase 2 study is the only controlled, blinded study of a drug added to current treatments, either on the market or in clinical development, to show continued statistically significant benefit in Alzheimer’s disease patients over a period of more than 12 months. The Company believes that this is due to the mechanism of action of Flurizan in addressing the underlying cause of Alzheimer’s disease. Flurizan is the first in a new class of investigative drugs known as Selective Amyloid Lowering Agents (SALAs). This mechanism is different from the currently marketed drugs for Alzheimer’s disease that provide only a limited, temporary cognitive boost without affecting the course of the disease itself. Flurizan is not an NSAID and does not inhibit COX1 or COX2 enzymes. With a safety database consisting of over 600 patient-years of exposure data, Myriad has not seen gastrointestinal toxicity attributable to Flurizan.

“We believe that this trial is very well powered to demonstrate the efficacy of Flurizan in treating Alzheimer’s disease,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “We look forward to confirming our belief that Flurizan can help patients with Alzheimer’s disease retain memory and cognition longer and experience fewer psychiatric events, through this large, well-controlled Phase 3 study.”

The Phase 2 study of Flurizan showed that patients taking 800 mg twice daily continued to benefit over 24 months in tests of memory loss, cognition and behavior. In addition, those on Flurizan had a fewer psychiatric events such as aggression, depression, confusion and agitation. Not only were there fewer psychiatric events among patients on Flurizan, but also the average time before a patient experienced such an event was significantly longer. This is an important finding for both patients and caregivers because these types of events are often difficult for caregivers and a frequent reason for transitioning the patient to a nursing care facility. By delaying the time at which a patient must enter a care facility, we believe there is potential for significant savings in the overall cost of the disease.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets molecular diagnostic products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan is a trademark of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the efficacy and safety of Flurizan; our ability to demonstrate the efficacy of Flurizan in the U.S. Phase 3 trial; our belief that the Phase 3 trial is powered to demonstrate the efficacy of Flurizan and that the trial will confirm our belief that Flurizan can help Alzheimer’s patients retain memory and cognition longer and experience fewer psychiatric events; and the potential for Flurizan to help reduce the overall cost of Alzheimer’s disease. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 28, 2005. All information in this press release is as of August 22, 2006, and Myriad undertakes no duty to update this information unless required by law.